Exhibit 99.1

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Conor Murphy
(212) 578-7788
METLIFE NAMES NICHOLAS D. LATRENTA GENERAL COUNSEL
NEW YORK, May 4, 2010 — MetLife, Inc. (NYSE: MET) announced today that Nicholas D. Latrenta, 58, has been named general counsel. He succeeds James L. Lipscomb, who retired from the position at the end of April after almost 38 years of service.
As general counsel and head of MetLife’s legal affairs organization, Latrenta will lead the company’s global legal operations. He also will oversee MetLife’s government and industry relations department and the company’s corporate ethics and compliance group.
Latrenta had been serving as senior chief counsel, overseeing legal matters for MetLife’s U.S. and International businesses since March 2007. Previously, he had been chief counsel for the company’s Institutional Business. From October 2000 through June 2004, Latrenta was senior vice president, Institutional Business. In this role, he was responsible for the management, product development and positioning of MetLife’s group life, disability, dental, long-term care and legal plans businesses and related marketing, planning, and business development activities. In 1999, he headed MetLife’s International business.
“Nick’s deep institutional knowledge, insurance industry expertise and his experience as both a senior legal officer and a business leader at MetLife clearly make him the ideal choice to lead our legal affairs organization,” said C. Robert Henrikson, chairman, president & chief executive officer.
Previously, he also served as head of the company’s corporate accounts pensions group and also as vice president and corporate secretary. He held several positions in MetLife’s law department after joining the company in 1969 as a trainee in the personal life insurance administration department.

Latrenta received a B.B.A. degree, summa cum laude, in business administration from the College of Insurance in 1974 and a J.D. degree, cum laude, from Seton Hall Law School in 1979. He is a fellow of the Life Management Institute (FLMI), a chartered life underwriter (CLU) and is admitted to practice law in both New York and New Jersey.
MetLife, Inc. is a leading provider of insurance, employee benefits and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. For more information, visit www.metlife.com.
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